CALIFORNIA FIRST LEASING CORPORATION

Corporate Governance Guidelines

It is the intent of California First Leasing Corporation (“CFNB” or the “Company”) to conduct its business operations in accordance with the highest degree of integrity and ethical standards. CFNB holds its employees, officers and directors to the following Code of Business Conduct and Ethics (“Code of Ethics”) and requires reporting of conflicts with or breaches of this code.  Individuals associated with this Company have a primary responsibility to uphold these standards.  Failure to comply with these policies may result in the termination of their relationship with CFNB.

It is important to understand that appearances can be as important as reality in the appropriate standard of ethical conduct. Since it is not practical, or possible, to consider every situation, CFNB’s Code of Ethics is, in part, dependent upon its employees, officers and directors exercising reasonable and prudent judgment. It is the obligation of all employees, officers and directors to know and understand the Code of Ethics and the Company’s other policies and procedures and to consult with the Chief Operating Officer or Compliance Officer of CFNB regarding any questions.

CFNB operated as a leasing company and bank holding company with a code of ethics in place over the past 20 years. On February 26, 2022, the Company registered as a closed-end management investment company as the Company may meet the definition of an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). As a registered investment company, the Company is subject to certain additional rules and regulations, but in substance the 1940 Act does not materially change the requirements of how CFNB and its employees conduct their business, other than to augment policies to reflect the extent that investment securities now represent the majority of the Company’s assets.

This updated Code of Ethics has been approved by the Board of Directors, including  a majority of the independent directors, at a meeting on May 10, 2022 in accordance with Rule 17j-l(c) and Rule 38a-1 under the 1940 Act, Rule 17j-l generally prohibits fraudulent, deceptive or manipulative practices by CFNB officers and directors (“Access Persons”) in connection with personal transactions in securities held or to be acquired by the Company (“Reportable Security”).  Rule 38a-1 requires the Company to adopt written policies and procedures reasonably designed to prevent the Company from violating federal securities laws.

Code of Ethics

1.     The Company will conduct its business and prepare its financial statements in accordance with all applicable laws, rules and regulations.

2.     The core responsibility of all employees, officers and directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company. A "conflict of interest" occurs when an individual or private interest interferes in any way with the interests of CFNB as a whole. These rules apply to the individual and members of their family. Any interests or activities that may result in a conflict of interest must be avoided and be disclosed in writing when the potential or appearance of a conflict of interest exists.

3.     Each employee, officer and director must acknowledge that all non-public information concerning CFNB’s business is considered confidential and the use of such information for personal or other gain is unethical and illegal.  Such information shall not be disclosed to outside individuals unless clearly authorized by a member of the executive management of CFNB. Use of confidential information for other than business purposes can result in the disclosure of insider information.  Insider information is defined as knowledge of a material nature that could affect the market valuation of CFNB’s or a customer’s stock upon general disclosure.  Insider information may not be used in purchasing, trading or soliciting securities until the time that information is available to the general public.

CFNB employees may purchase and hold CFNB stock for long‑term investment.  While CFNB has no intention of involving itself in the personal lives of its employees, employment in a financial or investment company does require prudent and proper personal conduct in investments and other opportunities.  CFNB’s detailed rules regarding Insider Trading is set forth in a separate policy.

4.     No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of any Reportable Security, employ any device, scheme or artifice to defraud the Company; make any untrue statement of a material fact or omit to state to the Company a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading; engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or engage in any manipulative practices with respect to the Company’s business activities.

CALIFORNIA FIRST LEASING CORPORATION

Code of Ethics (continued)

5.     No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Company or its shareholders, or make use of any confidential information gained by reason of their employment by or affiliation with the Company in order to derive a personal profit in violation of the fiduciary duty owed to the Company or its shareholders.

6.     Any Access Person recommending or authorizing the purchase or sale of a security by the Company shall, at the time of such recommendation or authorization, disclose any interest in, or ownership of, such security or the issuer thereof to the Compliance Officer.

7.  Any Access Person must obtain approval from the Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering, such as a private placement.

8.     No one will solicit, accept or pay a bribe. Reasonable and prudent judgment shall be used as to what constitutes a bribe, and if there is any question, the person should consult with the Chief Operating or Compliance Officer of CFNB.

Employees of CFNB are prohibited from soliciting gifts from prospective or current customers, associates, or any other individual or business.  Any gifts received shall be of nominal value.  Nominal value is considered to be a sum below $50 for cumulative gifts received from any one source during a one-year period. Employees likewise are prohibited from offering gifts to vendors, customers and lenders other than gifts of nominal monetary value.

9.     Employees are responsible for ensuring that all transactions conform to all applicable laws, rules, policies and regulations. No actual or apparent commitments, formally or informally, on behalf of the Company are to be made without appropriate authorization in accordance with approved policies and procedures. CFNB will not participate in any transaction that is intended to subvert any legal, accounting or other regulations. An illegal or unethical act cannot be justified by saying it benefited the Company, or that it was directed by someone else in the organization, even a higher authority. No one is authorized by the Company to commit or to direct another employee to commit such an act.

10.     Offers of directorships to any outside organization that has, or desires, a business relationship with CFNB, or to any institution within the financial services or investment industry, must be approved by the Board of Directors prior to acceptance.

11.  All employees shall deal fairly with customers, suppliers, competitors, and other employees. It is against CFNB policy to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing or practice.

12.  Reporting Requirements for Access other than Independent Directors

•         On an annual basis, each Access Person shall affirm the receipt of the CFNB Code of Ethics, including an acknowledgment that they have read this Code of Ethics and understand that it applies to them.

•         Within 30 days of the end of each calendar quarter, each Access Person shall report to the Compliance Officer any personal transactions in a Reportable Security executed by them during such period if the Access Person knew, or should have known, that the Company purchased or sold such Reportable Security during the 15-day period immediately before or after the date of such personal transaction in the Reportable Security.

•         Within 30 days after the end of a fiscal year, each Access Person shall file an annual holdings report.

13.  Independent Directors, who would be required to make a report solely by reason of being a Director, need not make: (i) an initial holdings or an annual holdings report; and (i) a quarterly transaction report, unless the Independent Director knew or, in the ordinary course of fulfilling their official duties as a Director, should have known that during the fifteen (15) day period immediately before or after such Independent Director’s transaction in a Reportable Security, the Company purchased or sold the Reportable Security, or the Company considered purchasing or selling the Reportable Security..

Any failure to fully conform to CFNB’s Code of Ethics, or any act to commit fraud or theft against CFNB, will be fully investigated. Everyone is expected to cooperate fully with all inquiries and investigations. Violations of the Code of Ethics, including failure to cooperate with an investigation or inquiry, may result in disciplinary action, termination of employment and may result in other penalties, including legal enforcement action.

The requirements of this Code of Ethics may be waived for Directors or Executive Officers of CFNB only by the Board of Directors.

CALIFORNIA FIRST LEASING CORPORATION

Code of Ethics (continued)

Acknowledgement of Receipt of the CFNB Code of Ethics

I acknowledge that I have received the California First Leasing Corporation Code of Ethics, dated May 10, 2022 (the “Code of Ethics”), and represent that:

1.

I have read the Code of Ethics and I understand that it applies to me and to all securities in which I have or acquire any beneficial interest, and understand that it may extend to securities owned by members of my immediate family and that a transaction in Reportable Security affected by members of my immediate family may therefore be subject to the Code of Ethics.

2.	I will report all transactions in Reportable Securities required to be reported under Section 12 or 13 in which I have or acquire a beneficial interest.

3.	I will comply with applicable provisions of the Code of Ethics in all respects.

Signature

Name (Print)

Date

CALIFORNIA FIRST LEASING CORPORATION

POLICY REGARDING INSIDER TRADING AND

DISSEMINATION OF INSIDE INFORMATION

Background

California First Leasing Corporation (“CFNB”) is a registered investment company publicly traded on the OTCQX U.S. Premier Market.  All CFNB employees must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. Failure to do so breaches our Code of Ethics and violates the securities laws of the United States government. Violations of these laws may result in strict penalties imposed upon both companies and individuals, including both financial sanctions and possibly prison.

Maintaining the confidence of shareholders and the public markets is important. The principle underlying CFNB's policy is fairness in dealings with other persons, which requires that every employee not take personal advantage of undisclosed information. Even the appearance of improper conduct must be avoided to preserve the Company's reputation for adhering to high ethical standards of conduct. Accordingly, conduct which merely suggests the possibility of insider trading may be deemed by the Company in its sole discretion to be a violation of this policy.

Policy

No CFNB employee may trade in CFNB securities unless the employee is sure that he or she does not possess material inside information. No CFNB employee may disclose such information to others who might use it for trading or might pass it along to others who might trade.

Similarly, employees may not trade in securities of any other company unless they are sure that they do not possess any material inside information about that company which they obtained in the course of their employment with CFNB, such as information about a major contract or significant changes in their business.

This Policy applies to all directors, officers and employees of CFNB. The existence of a personal financial emergency does not excuse compliance with this Policy. See “Additional Guidance”.

Definitions

Securities include common stock and derivative securities such as put and call options and convertible debentures or preferred stock, as well as debt securities such as bonds and notes.

Material information is any information that a reasonable investor would consider important in a decision to buy, sell or hold the securities. Any information that could reasonably be expected to affect the price of the securities is likely to be considered material. Examples of material information related to CFNB include

-        Information impacting earnings, including performance of the securities portfolio or individual companies therein, volume of lease originations, sales “pipeline”, residual realization

-        Mergers or acquisitions

-        Developments regarding investments, customers, vendors or debt sources

-        Changes in control or management

-        Changes in dividends

-        Change in auditors

CALIFORNIA FIRST LEASING CORPORATION

POLICY REGARDING INSIDER TRADING

The information may be positive or negative. The public, the media, and the courts may use hindsight in judging what is material.

Inside means the information has not yet become publicly available. Release of information to the media does not immediately free insiders to trade. Insiders should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, it is usually sufficient to wait at least 48 hours after publication.

Additional Guidance

Electronic Bulletin Boards, Chat Rooms and Social Media Sites

Directors, officers, and employees of the Company are prohibited from participating in any manner in Internet or other on-line bulletin boards or chat rooms on matters concerning the Company or related topics unless the Chief Executive Officer of CFNB (“Chief Executive Officer”) or Chief Financial Officer of CFNB (“Chief Financial Officer”) authorizes your participation in a planned discussion of non-inside information occurring in a Company-sanctioned electronic forum.

Short sales are prohibited

Short sales of CFNB securities (a sale of securities which are not then owned), including a “sale against the box” (a sale with delayed delivery) are prohibited.

Standing Orders

Standing orders should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information.

Blackout Policy

This Policy prohibits trading in CFNB securities by officers, directors and certain employees, beginning the last day of a fiscal quarter and ending 48 hours after a public filing of quarterly or annual earnings or investment portfolio holdings is made.

Who is covered by this Policy?

  Directors, Executive Officers and certain identified Officers of CFNB (“Access Persons”)
  All individuals reporting directly to the Chief Financial Officer.
  Certain employees in the accounting group who are involved in the preparation of financial statements.
  Anyone in possession of material non-public information.
  Family members living in the same household as anyone covered by this Policy.

What transactions are prohibited during a blackout period?

  Open market purchase or sale of CFNB securities.
  Purchase or sale of CFNB securities through a broker
  Exercise of stock options where all or a portion of the acquired stock is sold during the blackout period.

What transactions are allowed during a blackout period?

  Gifts of CFNB stock, unless you have reason to believe the recipient intends to sell the shares during the current blackout period.
  Transfers of CFNB stock to or from a trust.

CALIFORNIA FIRST LEASING CORPORATION

POLICY REGARDING INSIDER TRADING

In addition to the standard end-of-quarter blackout periods, the Company may, from time to time, impose other blackout periods upon notice to those persons who are affected.

Employees not otherwise subject to the blackout periods are encouraged to refrain from trading CFNB securities during blackout periods to avoid the appearance of improper trading.

Pre-Clearance of Stock Transactions

Access Persons are obligated to pre-clear transactions in 1) CFNB securities and 2) securities owned by CFNB in its investment portfolio. These transactions include all transactions noted above as being prohibited during a blackout period, as well as gifts and any stock option exercise.

Who authorizes the clearance?

  Chief Financial Officer
  Corporate Secretary
  Other attorneys designated by the Chief Financial Officer or the Corporate Secretary

In addition, other employees are encouraged to discuss any transaction involving CFNB securities to make sure there is no pending material event that could create an appearance of improper trading.

CALIFORNIA FIRST LEASING CORPORATION

Mechanisms for Reporting Non Compliance with CFNB Policies

Reporting Complaints or Concerns Regarding Accounting, Internal Accounting Controls or Auditing Matters to the Board of Directors’ Audit Committee

Employees or others who have a concern or complaint concerning CFNB’s accounting, internal accounting controls, or auditing matters (for example, if it is believed that an accounting or auditing practice is questionable or incorrect), must submit their concern or complaint to the Audit Committee Chairman via private mailbox address, or email.

Audit Committee of the Board of Directors

California First Leasing Corporation

5000 Birch Street, Suite 500

Newport Beach, CA 92660

   or

AuditCommittee@CalFirstLease.com

The Audit Committee will promptly investigate any reports it receives of concerns or complaints about accounting, accounting controls, or auditing matters. The Chairman of the Audit Committee will determine the appropriate method to investigate the complaint.

An employee or other complainant may remain anonymous. If the person wishes their complaint to be kept confidential, any information they provide will be investigated on a confidential basis to the extent it is feasible to do so. There will be no retaliation against any person making good faith reports or complaints.

The results of all investigations will be reported to the Audit Committee and the results recorded in the minutes of its meetings. The Audit Committee shall have authority to direct any discipline it deems appropriate, up to and including dismissal of CFNB employees found to have engaged in wrongdoing.

Reporting Complaints or Concerns Regarding Illegal or Unethical Behavior or Violations of the Code of Ethics

Any illegal or unethical act or violation of the Code of Ethics should be reported to:

Glen T. Tsuma

Chief Operating Officer and Director
California First Leasing Corporation

5000 Birch Street, Suite 500

Newport Beach, CA 92660

Phone Number: 800-496-4640

A report can be submitted anonymously or on a confidential basis. If the report is submitted on a confidential basis, the reporting person’s name will not be disclosed in CFNB’s investigation, but CFNB may be required to disclose the person's name to government entities. Any report made in good faith shall not result in retaliation against the person making the report.

CFNB’s Chief Operating Officer will promptly investigate all reports of violations of the Code of Ethics. Management shall have authority to direct any discipline deemed appropriate, up to and including dismissal of any CFNB employee found to have engaged in wrongdoing.